Exhibit 10






July 3, 1996






Mr. E. Joseph Zemke
21891 Via Regina
Saratoga, California  95070

Dear Joe:

                  The purpose of this letter agreement is to document (i) the severance benefits to which you are entitled in connection with your resignation as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors and (ii) the consulting arrangement and restrictive covenants which will be in effect for you through March 14, 1998.


                         PART ONE -- SEVERANCE BENEFITS

                  1. Your resignation as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors is effective as of March 14, 1996. Your employment with the Company also terminated as of that date.

                  2. You will receive your normal salary through March 14, 1996, and all regular and mandatory payroll deductions will be taken from your final paycheck. Your final paycheck will also include payment for all your accrued but unused vacation days through March 14, 1996, subject to the collection of applicable withholding taxes. Your participation in the Company's employee benefit programs, including (without limitation) the group term life insurance plan, the disability income plan, the accidental death and dismemberment insurance program, the flexible dollars benefit program, the Employee Savings Program (including your ability to make pre-tax and after-tax contributions), the Employee Stock Purchase Plan and the 1994 Stock Incentive Plan, will cease as of your March 14, 1996 termination date, except to the limited extent provided in Paragraphs 6 and 9 of this Part One. You will also cease to participate in any special executive benefit programs, effective with your March 14, 1996 termination date.

                  3. Effective with your March 14, 1996 termination date, you will cease to have any further access to confidential and other non-public information concerning the Company and its business operations, except to the limited extent necessary to perform any consulting services required of you pursuant to Part Two of this letter agreement.

                  4. You will receive an aggregate of $2,382,000 of salary and bonus continuation payments over the two-year period beginning March 15, 1996 and ending March 14, 1998. These payments will be made in equal installments at bi-weekly intervals over the two-year period, with the first payment to be made as of March 29, 1996. All payments will be subject to the Company's collection of applicable withholding taxes. In addition to these bi-weekly payments, you will also receive a total of $120,000 over the two-year consulting period to be in effect under Part Two of this letter agreement. However, all such continuation payments and consulting fees will immediately terminate in the event of a material breach of any of your covenants under Paragraph 15 of this letter agreement.

Mr. E. Joseph Zemke
July 3, 1996
Page 2



                  5. During your period of employment with the Company, you received restricted stock awards for a total of 190,400 shares of the Company's common stock. As of July 3, 1996; 137,400 of those shares were unvested. The specific break-down of your vested and unvested restricted stock awards as of July 3, 1996 is attached as Schedule A. All of your remaining unvested shares will vest on August 30, subject to your compliance with Paragraph 15. Prior to August 30, you will designate the number of shares of restricted stock to be issued to you and the number to be issued to your wife. At the time of such vesting, you will recognize immediate taxable income equal to the fair market value of those previously unvested shares, less the issue price you paid for such shares, and you will have to satisfy the applicable withholding taxes on that income before the certificates for the shares will be released.

                  6. You currently hold outstanding stock options for 364,000 shares of the Company's common stock. As of July 3, 1996, those options are exercisable for a total of 232,400 shares. The specific break-down of your vested and unvested stock options as of July 3, 1996 is also included in attached Schedule A. Upon execution of this letter agreement, each of your options will be fully vested and may be exercised for any or all of the outstanding option shares at any time prior to March 14, 1998, except for the August 5, 1986 option grant which you have already exercised in full. Prior to your exercise, you will designate the number of shares to be issued to you and the number to be issued to your wife. Since all of your outstanding options are non-qualified options under the federal income tax laws, you will recognize compensation income in connection with your exercise of those options, and you must satisfy all applicable withholding taxes associated with each such exercise.

                  7. You are currently vested in your entire account balance under the Long-Term Executive Incentive Performance Plan, and you will immediately vest in all your outstanding accounts under the Short-Term Executive Incentive Performance Plan upon your execution of this letter agreement. On August 30, 1996, you will receive a lump sum payment of your outstanding account balances under both the Short-Term and Long-Term Executive Incentive Performance Plans, subject to the Company's collection of applicable withholding taxes. Prior to August 30, you will designate the amount to be paid to you and the amount to be paid to your wife. As of July 3, 1996, the aggregate balance of your outstanding accounts under the Short-Term Plan was $185,353.59 (inclusive of interest through December 31, 1995) and your outstanding account balance under the Long-Term Plan was $1,879,390 (inclusive of interest through December 31, 1995).

Your lump sum payment will also include interest on your Short-Term and Long-Term Plan accounts at the rate of 6.5 percent per annum for the period January 1, 1996 through the payment date.

                  8. At the time you receive your lump sum payment under Paragraph 7, you will repay to the Company your outstanding loans under the Company's Officer Loan Program. On July 3, 1996, the outstanding balance of those loans will be $444,844.06. A specific break-down of your outstanding loans as of July 3, 1996 is set forth in attached Schedule B. This schedule will be updated to state the amount owed as of November 1, 1996, the lump sum date referred to in Paragraph 7.

Mr. E. Joseph Zemke
July 3, 1996
Page 3



                  9. The Company will, at its expense, provide you and your spouse with continued health care coverage under the Company's executive officer medical/dental plan. Your individual coverage will continue until the earlier of
(i) your attainment of age 65 or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. The coverage for your spouse will continue until the earlier of (i) March 31, 1998 or (ii) the first date that she is covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. The Company believes that such continued health care coverage will not constitute taxable income to you under current federal tax laws, regulations and rulings. The coverage provided you and your spouse under this Paragraph 9 will be in lieu of any other continued health care coverage to which you or your spouse would otherwise be entitled pursuant to the requirements of Code Section 4980B by reason of your termination of employment or your subsequent divorce, and neither you nor your spouse will accordingly be entitled to any further health care coverage under Code Section 4980B following the coverage period in effect under this Paragraph 9.

                  10. You also acknowledge that you will remain subject to the reporting requirements in effect under Section 16(a) of the Securities Exchange Act of 1934, as amended, until September 14, 1996, and you will work with Ms. Patricia Boepple of the Company in filing all required Section 16 (a) reports for your transactions in the Company's common stock through that date.

                  11. You have previously been provided with certain computer and telephone equipment for home use. That equipment may be retained by you. All copies of proprietary information and other confidential information of the Company currently in your possession, whether in hard copy, diskette or other computer-readable format, must either be destroyed or returned to Mr. Anthony M. Pozos at the time you execute this letter agreement, and you may not retain any files, documents or other tangible manifestations of such proprietary or confidential information.

                  12. You will be entitled to indemnification, in accordance with the applicable provisions of Article Eleventh of the Company's Articles of Incorporation and Article IX of the Company's Bylaws (copies of which are attached as Schedule C), against all expense, liability and loss (including attorney fees and settlement payments) which you may incur by reason of any action, suit or proceeding arising from or relating to the performance of your duties as an officer or director of the Company prior to your March 14, 1996 termination date.


         PART TWO -- CONSULTING ARRANGEMENT AND RESTRICTIVE COVENANTS

                  13. You will make yourself available to perform consulting services reasonably requested of you during the two (2) year period beginning March 15, 1996 and ending March 14, 1998 (the "Consultancy Period"). You will be paid a monthly retainer fee of $5,000 at the start of each month during the period April 1, 1996 through February 28, 1998. In addition, you will receive a pro-rated retainer fee of $2,500 for the period March 15, 1996 to March 31, 1996 (to be paid upon your execution of this letter agreement) and a pro-rated retainer fee of $2,500 for the period March 1, 1998 to March 14, 1998 (to be paid on March 1, 1998). In consideration of the monthly retainer fee, you will make yourself available to render up to 10 hours of consulting

Mr. E. Joseph Zemke
July 3, 1996
Page 4



services per month (5 hours per month for a pro-rated retainer) during the Consultancy Period. All assignments will come from the Chairman of the Company's Board of Directors, and you will report directly to such person with respect to each assignment. Should you be requested to render more than the required 5 or 10 hours of consulting services per month, then you will be compensated for those additional hours at an hourly rate to be agreed upon by you and the Chairman of the Company's Board of Directors at the time such consulting services are to be rendered. You will be reimbursed for all reasonable out-of-pocket expenses incurred in rendering such consulting services upon your submission of appropriate documentation for those expenses.

                  14. During the Consultancy Period, you will not make any representations to any third party that you are an officer, director or employee of the Company. Any proprietary information or other confidential information of the Company to which you may have access in the performance of your consulting services will be held in confidence and will not be disclosed to any third party or otherwise directly or indirectly used by you, except to the extent necessary to perform your consulting services.

                  15. As a condition to, and in consideration for, the severance benefits you are to receive under Part One and the additional retainer fees you are to receive under this Part Two, you will not at any time during the two (2) year period beginning March 15, 1996 and ending March 14, 1998:

                           (i)      directly or indirectly, whether for your own
account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities, unless you obtain the prior written consent of the Company's Board of Directors, or

                           (ii)     directly or indirectly encourage or solicit
any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees, or

                           (iii)     induce or attempt to induce any customer,
supplier,  distributor,  licensor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business
relationship  between  any  such  customer,  supplier,  distributor,   licensor,
licensee or other business relation and the Company.

     You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company will, in addition to the cessation of the severance benefits and consulting fees provided you under this agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.


                          PART THREE -- MUTUAL RELEASES

                  16. In consideration of the various payments and benefits to be provided you pursuant to this letter agreement, you do hereby for yourself, your heirs, executors, administrators and assigns agree as follows:

Mr. E. Joseph Zemke
July 3, 1996
Page 5



                           a.       You fully and forever release and discharge
the Company, Fujitsu Limited, their respective affiliates and their respective officers, directors, employees, agents and assigns (jointly and severally the "Releasees"), or any of them, from any claims, demands, damages and causes of action you have or may have against the Releasees and covenant not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the Company or as otherwise required by law) legal or administrative proceedings against the Releasees with respect to any matter arising out of or connected with your employment with the Company, your service on the Company's Board of Directors or the termination of that employment or service, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity or otherwise, whether or not now known or ascertained, which heretofore do or may exist. However, the foregoing release shall not apply with respect to any claims arising under this letter agreement or your existing indemnification rights under the Company's Articles of Incorporation and Bylaws.

                           b.       You hereby waive and release any and all
rights you may have had or now have to pursue any and all remedies available to you under any employment-related cause of action against the Releasees, including (without limitation) claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment.

                           c.       You hereby waive and release any and all
rights you may have had or now have to pursue any claim of discrimination, including (without limitation) any claim of discrimination based on sex, age, race, national origin or other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, and all other laws and regulations relating to employment.

                  17. In consideration of the various promises and releases made by you under this letter agreement, the Company will, upon the expiration of the seven (7)-day period measured from the date you execute this letter agreement, become fully bound by the following releases and waivers, provided you do not exercise your right to revoke your general release under this Part Three during that period:

                The Company hereby fully and forever releases and
discharges you from any and all claims, demands, damages and causes of action the Company has or may have against you and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against you with respect to any matter arising out of or connected with your employment with the Company, your service on the Company's Board of Directors or the termination of that employment or service, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity or otherwise, whether or not now known or ascertained, which heretofore do or may exist. However, the foregoing release shall not apply with respect to any claims arising under this letter agreement.

Mr. E. Joseph Zemke
July 3, 1996
Page 6



                  18. The mutual releases effected by you and the Company under this Part Three extend to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to your employment by the Company, your service as a member of the Company's Board of Directors, or the termination of that employment or service. Any and all rights granted to you and the Company under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived by you and the Company, respectively. Section 1542 of the Civil Code of the State of California reads as follows:



                A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

                      PART FOUR -- MISCELLANEOUS PROVISIONS

                  19. It is the belief of both you and the Company that none of the payments and benefits provided under this letter agreement are in the nature of parachute payments under Internal Revenue Code Section 280G, and neither you nor the Company (or its successors) will take any action or reporting position contrary to such belief. However, should the Company undergo a "change in ownership or effective control" or a "change in the ownership of a substantial portion" of its assets (within the meaning of those terms under Internal Revenue Code Section 280G and the applicable Treasury Regulations) prior to March 15, 1997 and you incur in connection therewith, whether through tax withholdings made by the Company (or its successor) or upon an audit by the Internal Revenue Service, an excise tax liability under Internal Revenue Code Section 4999 with respect to one or more of the payments or benefits provided to you under this letter agreement, then the Company will provide you with a tax gross-up payment to cover (i) the initial excise tax liability you so incur plus (ii) the federal and state income tax liability and the additional Internal Revenue Code Section 4999 excise tax liability you incur by reason of the gross-up. In no event, however, will the Company be obligated to provide you with a total tax gross-up payment under this Paragraph 19 in excess of $1,250,000 (before reduction for all applicable taxes).

                  20. The benefits to which you may become entitled under this letter agreement (except those attributable to your outstanding stock options and restricted stock awards) will be paid, when due, from the general assets of the Company. Your right (or the right of the executors or administrators of your estate) to receive any such payments will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors of the Company.

                  21. Should you die before receipt of all benefits to which you become entitled under this letter agreement, then the payment of such benefits will be made, on the due date or dates hereunder had you survived, to the executors or administrators of your estate. Should you die before you exercise your outstanding stock options, then each such option may be exercised, during the applicable exercise period in effect hereunder for those options, by the executors or administrators of your estate or by person to whom the option is transferred pursuant to your will or in accordance with the laws of inheritance.

Mr. E. Joseph Zemke
July 3, 1996
Page 7



                  22. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. This agreement incorporates the entire agreement between you and the Company relating to the subject of severance benefits and supersedes all prior agreements and understandings with respect to such subject matter. This agreement may only be amended by written instrument signed by you and a duly-authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this letter agreement shall continue in full force and effect.

                  23. All rights and remedies provided pursuant to this letter agreement or by law will be cumulative, and no such right or remedy will be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this letter agreement.

                  24. Any controversy which may arise between you and the Company with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this letter agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association then in effect.

                  25. The  provisions of this letter  agreement  will be binding
upon  and  inure  to  the  benefit  of  (i)  you  and  your  heirs,   executors,
administrators and assigns and (ii) the Company and its successors and assigns.

                           PART FIVE -- SPECIAL RIGHTS

                  26. You have twenty-one (21) days after your July 3, 1996 receipt of this letter agreement within which you may review and consider, discuss with an attorney of your own choosing, and decide whether or not to execute this letter agreement.

                  27. You will have seven (7) days after you execute this letter agreement within which to revoke such agreement.

                  28. In order to revoke this letter agreement, you must deliver to the Chairman of the Company's Board of Directors, on or before the end of the seven (7)-day period following the date you execute this letter agreement, a letter stating that you are revoking such agreement.

Mr. E. Joseph Zemke
July 3, 1996
Page 8



                  29. The provisions of this letter agreement will not become effective or enforceable until after the expiration of the seven (7)-day period following the date you execute this letter agreement.

                  If the provisions of this letter agreement are in accordance with your understanding of the severance benefits, consulting arrangement and mutual releases we have previously discussed, we ask that you execute the Acceptance and Agreement section below after you have had the opportunity to discuss this document with your attorney and return the executed agreement to me.

Very truly yours,



/s/ Anthony M. Pozos

Anthony M. Pozos
Senior Vice President,
Human Resources and
Corporate Services

AMP/cvv

Attachments


                            ACCEPTANCE AND AGREEMENT


                  I have read and understand the provisions of the foregoing letter agreement and affix my signature hereto voluntarily and without coercion. Accordingly, I hereby accept and agree to all the terms and provisions of the foregoing letter agreement, and I shall accordingly be entitled to all the benefits provided under such letter agreement and be bound by all my covenants, releases and waivers set forth therein. I acknowledge that I have been given an opportunity to consult with an attorney of my own choosing concerning the releases and waivers contained in this letter agreement, and that the releases and waivers I have made and the terms to which I have agreed in such letter agreement are knowing, conscious, and with full appreciation that I am forever foreclosed from pursuing any of the rights so released or waived.

                                                          /s/ E. Joseph Zemke
                                                          ----------------------
                                                          E. JOSEPH ZEMKE


                                                          DATED: July 3, 1996

     The termination and consulting agreement between Amdahl and Mr. E. Joseph Zemke was amended so that the references in Sections 5 and 7 to August 30 or August 30, 1996 were changed to November 1 or November 1, 1996.